Exhibit 10.18

FIRST AMENDMENT TO THE AGREEMENT CONCERNING

THE EXCHANGE OF SECURITIES BY AND AMONG GEOBIO ENERGY, INC.,

 AND

GEOALGAE TECHNOLOGY, INC.,

AND

THE SECURITY HOLDERS OF GEOALGAE TECHNOLOGY, INC.

THIS FIRST AMENDMENT to the Agreement Concerning the Exchange of Securities by and among GeoBio Energy, Inc., f/k/a Better Biodiesel, Inc., a Colorado corporation (“GeoBio”) and GeoAlgae Technology, Inc., a Wyoming corporation (“GAT”), and the Security Holders of GeoAlgae Technology, Inc., dated January 10, 2008 (the “Agreement”), entered into this _____day of March 2008, amends the Agreement as follows (the “Amendment”):
RECITALS

A.            GeoBio, GeoAlgae and the shareholders of GeoAlgae (collectively, the “Parties”) entered into an Agreement Concerning the Exchange of Securities on or about January 10, 2008;

B.            In furtherance of the Closing of the Agreement, the Parties wish to amend the Agreement in order to restructure the terms of consideration;

C.            Additionally, it is acknowledged that GeoBio was known as “Better BioDiesel, Inc.,” at time of entry into the Agreement, but subsequently changed its name to “GeoBio Energy”;

D.            Unless otherwise defined in this Amendment, capitalized terms have the meaning as defined in the Agreement.

Accordingly, the Parties hereby agree as follows:

1.       In order to compensate for an increased number of issued and outstanding shares of common stock of GeoBio relative to the Parties expectations at the time of entry into the Agreement, the shares issued to GAT Security Holders shall be increased by a factor of 1.175.  Additionally, the BBDS Performance Shares shall be reallocated in order to account for the Parties modification of expected revenue-segment targets.  Furthermore, the BBDS Performance Shares shall be renamed the “GBOE Performance Shares” to reflect the company’s name change.  Therefore, the 3rd and 4th paragraphs of the Agreement are deleted in their entirety and replaced as follows:

“WHEREAS, all of the GAT Security Holders agree to exchange one hundred percent (100%) of the GAT Stock they hold in GAT for five million, eight hundred seventy-five thousand (5,875,000) shares of GeoBio Energy common stock (the "Shares").

WHEREAS, GeoBio Energy commits to make an additional five million, eight hundred seventy-five thousand (5,875,000) shares available as additional consideration issuable subject to performance based criteria (the "GBOE Performance Shares") as described in Section 1.1(b) herein.”

2.       Consistent with Paragraph 1, above, Section 1.1 of the Agreement is hereby deleted in its entirety and replaced as follows:

                “1.1        Issuance of Securities.  Subject to the terms and conditions of this Agreement, GeoBio Energy agrees to issue the Shares in exchange for one hundred percent (100%) of the issued and outstanding GAT Stock held by the GAT Security Holders.  All GeoBio Energy Shares will be issued directly to the GAT Security Holders on the Closing Date (as hereinafter defined), pursuant to the schedule set forth in Exhibit 1.1.

                                (a)          Upon Closing (defined in Section 7.1), GeoBio Energy shall issue to the existing GAT Security Holders the total aggregate amount of five million, eight hundred seventy-five thousand (5,875,000) Shares;

                                (b)           GeoBio Energy commits to make an additional five million, eight hundred seventy-five thousand (5,875,000) shares available as GBOE Performance Shares, issuable subject to following performance based criteria:

                                At a rate of one (1) GBOE Performance Share per each $1.25 of GAT’s contribution to GeoBio Energy’s EBITDA arising during the five (5) year period following the Closing either (i) from GAT’s algae-biofuel feedstock-growth technology and/or fuel production based revenue or (ii) from GAT-facilitated GeoBio acquisitions of existing oil and fuel distributor-based revenue (i.e.> a $1,000,000 contribution to GeoBio Energy’s EBIDTA would result in the issuance of 800,000 GBOE Performance Shares”).”

3.       In connection with the change in capitalization, Section 3.2 of the Agreement is hereby deleted in its entirety and replaced as follows:

                “3.2        Capital. The authorized capital stock of GeoBio Energy consists of two hundred million (200,000,000) shares of $0.01 par value common stock, of which approximately thirty two million, five hundred thirty-nine thousand one (32,539,001) shares are currently outstanding.  Five million, eight hundred seventy-five thousand (5,875,000) additional shares will be issued pursuant to this Agreement at the Closing; five million (5,000,000) shares of $0.01 par value preferred stock of which none of which currently are outstanding.  All of the outstanding common stock is duly and validly issued, fully paid and non‑assessable. Currently, warrants to issue approximately one million, fifteen thousand, two hundred ninety-four (1,015,294) shares of common stock remain outstanding and options to issue thirty three thousand, three hundred thirty four (33,334) shares of common stock.  There are no other outstanding subscriptions, rights, debentures, instruments, convertible securities or other agreements or commitments obligating GeoBio Energy to issue any additional shares of its capital stock of any class.”

4.       In connection with the delay in the anticipated Closing date, Section 3.4 of the Agreement is hereby deleted in its entirety and replaced as follows:

“3.4  Directors and Officers. The name and title of the director and executive officer of GeoBio Energy are as follows:

                                (a)

Name	Position
David M. Otto Gary M. DeLaurentiis Alan Chaffee	Director Director Director

                                (b)           Pursuant to this Agreement, GeoBio Energy shall appoint two (2) GAT designees to the board of directors, as follows:

(i)                   Upon Closing, GeoBio shall appoint Kenneth R. Bennett, and

(ii)                 Within 60 days following the Closing, GeoBio shall appoint the second GAT designee, the identity of whom shall be determined prior to such date, and whom the Parties shall deem to be mutually acceptable.

                                (c)           Concurrent to this Agreement, Kenneth R. Bennett and GeoBio Energy will execute an employment agreement naming Kenneth R. Bennett the Chief Executive Officer of GeoBio Energy and, as soon as practicable thereafter, GeoBio Energy will execute a professional and consulting services agreement with Hydro-Safe Inc. and Resource Capital Development, Inc. for scientific and other services outlined in the Scope of Work in the Business Plan, and naming Ronald D. Lewis the Chief Technology Officer of GeoBio Energy.  Upon execution of this Agreement, Mr. Bennett shall have the authority to represent GeoBio as, and with the duties and powers of, interim Chief Executive Officer, consistent with terms of his employment agreement, which “interim” status shall be removed, and the employment contract term shall commence, upon Closing; should the Parties fail to reach the Closing, Mr. Bennett’s employment contract shall become null and void.

5.       In connection with the change in capitalization, Section 7.1 of the Agreement is hereby deleted in its entirety and replaced as follows:

                “7.1        Closing. The closing of this Agreement shall be held at the offices of The Otto Law Group, PLLC, or at any mutually agreeable place on or prior to March 10, 2008, unless extended by mutual agreement (the “Closing”).  At the Closing:

(a)                 GAT shall deliver to Better Biodiesel (i) copies of Exhibit 1.2 executed by all of the GAT Security Holders, (ii) an assignment of all of the GAT Stock to GeoBio, (iii) the officer’s certificate described in Section 5.5, (iv) signed minutes of its directors approving this Agreement.

(b)                 GeoBio shall deliver to GAT (i) certificates representing five million, eight hundred seventy-five thousand (5,875,000)  Shares of GeoBio issued in the names of the GAT Security Holders, (ii) the officer’s certificate described in Section 6.5, and (iii) signed minutes of its directors approving this Agreement.”

6.     Except as otherwise provided herein, all other terms of the Agreement remain in full force and effect.

7.  This Amendment sets forth the entire understanding and agreement of the parties, and   supersedes any and all prior contemporaneous oral or written agreements or understandings between the parties as to the subject matter of this Amendment.  This Amendment shall be governed by the laws of the State of Colorado.

8.     This Amendment may be executed by facsimile and in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature blocks appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date listed above.

GEOBIO ENERGY, INC.,

f/k/a Better Biodiesel, Inc.

By: ______________________________
David M. Otto

                Authorized Officer, Director

GEOALGAE TECHNOLOGY, INC.

By: ______________________________

Kenneth R. Bennett

Chief Executive Officer, Director